EXHIBIT 10.1

WAIVER AND AMENDMENT NO. 2 TO THE
FIVE-YEAR CREDIT AGREEMENT

Dated as of June 10, 2003

    WAIVER AND AMENDMENT NO. 2 TO THE FIVE-YEAR CREDIT AGREEMENT (this "Amendment") among Jones Apparel Group USA, Inc., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the banks, financial institutions and other institutional lenders parties to the Five-Year Credit Agreement referred to below (collectively, the "Lenders") and Wachovia Bank, National Association (as successor to First Union National Bank), as agent (the "Administrative Agent") for the Lenders.

    PRELIMINARY STATEMENTS:

    (1) The Borrower, the Additional Obligors, the Lenders and the Administrative Agent have entered into a Five-Year Credit Agreement dated as of June 15, 1999 (the "Five-Year Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Five-Year Credit Agreement.

    (2) The Borrower has requested that the Lenders agree to amend representations contained in Article VII of the Five-Year Credit Agreement and to waive certain provisions of the Five Year Credit Agreement.

    (3) The Required Lenders are, on the terms and conditions stated below, willing to grant the request of the Borrower and the Borrower and the Required Lenders have agreed to amend and waive the Five-Year Credit Agreement as hereinafter set forth.

    SECTION 1. Amendments to Five-Year Credit Agreement. The Five-Year Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

    (a) Section 7.1(g) is amended by inserting at the beginning of the second sentence thereof the phrase: "Except as disclosed on Schedule 7.1(g),".

    (b) Section 7.1(n) is amended by inserting at the beginning thereof the phrase: "Except as disclosed on Schedule 7.1(g),".

    (c) A new Schedule 7.1(g) is added to the Five-Year Credit Agreement to read as set forth on Schedule 7.1(g) to this Amendment.

    (d) Schedule 7.1(n) is amended in full to read as set forth on Schedule 7.1(n) to this Amendment.

    (e) Schedule 7.1(q) is amended in full to read as set forth on Schedule 7.1(q) to this Amendment.

    SECTION 2. Waiver to Five-Year Credit Agreement. Section 12.1(g) of the Five-Year Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby waived to the extent that any Default or Event of Default may result from any breach of a representation made by the Borrower under the 364-Day Credit Agreement arising solely as a result of the matters described on Schedule 7.1(g) hereto.

    SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, on or before June 10, 2003 the Administrative Agent shall have received counterparts of this Amendment executed by the Credit Parties and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment. This Amendment is subject to the provisions of Section 14.11 of the Five-Year Credit Agreement.

    SECTION 4. Representations and Warranties of the Credit Parties. The Credit Parties represent and warrant as follows:

    (a) Each of the Credit Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

    (b) The execution, delivery and performance by each Credit Party of this Amendment and the performance by each Credit Party of its obligations under the Five-Year Credit Agreement, as amended hereby, do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any of the Credit Parties or any of their Subsidiaries to obtain any Governmental Approval not otherwise already obtained or violate any Applicable Law relating to the Credit Parties or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Credit Parties or any of their Subsidiaries or any indenture or other material agreement or instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person except as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any material Lien upon or with respect to any property now owned or hereafter acquired by such Person other than a Lien permitted under the terms of the Loan Documents.

    (c) Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment and the performance of its obligations the Five-Year Credit Agreement, as amended hereby, in accordance with their respective terms. This Amendment has been duly executed and delivered by the duly authorized officers of the Credit Parties and such document constitutes, and each of the Loan Documents does and continues to constitute, the legal, valid and binding obligation of the Credit Parties and, if applicable, each of their Subsidiaries party thereto, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

    (d) Except for matters existing on the Closing Date and set forth on Schedule 7.1(q) to the Five-Year Credit Agreement, as amended hereby, there are no actions, suits or proceedings pending nor, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect or which relate to the enforceability of this Amendment or any Loan Documents, as amended hereby.

    SECTION 5. Reference to and Effect on the Five-Year Credit Agreement and the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Five-Year Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Five-Year Credit Agreement, and each reference in the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Five-Year Credit Agreement, shall mean and be a reference to the Five-Year Credit Agreement, as amended by this Amendment.

    (b) The Five-Year Credit Agreement, as specifically amended by this Amendment, the Notes and each of the other Loan Documents, are and shall continue, following the effectiveness of this Amendment, to be in full force and effect and are hereby in all respects ratified and confirmed.

    (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Five-Year Credit Agreement, nor constitute a waiver of any provision of the Five-Year Credit Agreement.

    SECTION 6. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 14.2 of the Five-Year Credit Agreement.

    SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement, binding upon all parties, their successors and assigns. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

    SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JONES APPAREL GROUP USA, INC.
as Borrower

By: /s/ Wesley R. Card
     Name: Wesley R. Card
     Title: Chief Financial Officer

JONES APPAREL GROUP, INC.
as Additional Obligor

By: /s/ Wesley R. Card
     Name: Wesley R. Card
     Title: Chief Operating and Financial Officer

JONES APPAREL GROUP HOLDINGS, INC.
as Additional Obligor

By: /s/ Ira M. Dansky
     Name: Ira M. Dansky
     Title: President

NINE WEST GROUP INC.
as Additional Obligor

By: /s/ Gloria W. DiPuma
     Name: Gloria W. DiPuma
     Title: Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent and Lender

By: /s/ Kimberly A. Quinn
     Name: Kimberly A. Quinn
     Title: Director

CITIBANK, N.A.
By: /s/ Judith Green
     Name: Judith Green
     Title: Vice President

BANK OF AMERICA, N.A.
as Issuing Lender and Lender
By: /s/ Chitt Swamidasan
     Name: Chitt Swamidasan
     Title: Principal

JPMORGAN CHASE BANK
 By: /s/ James A. Knight
     Name: James A. Knight
     Title: Vice President

FLEET NATIONAL BANK
By: /s/ Stephen J. Garvin
     Name: Stephen J. Garvin
     Title: Managing Director

SUNTRUST BANK
By: /s/ Lauren P. Carrigan
     Name: Lauren P. Carrigan
     Title: Vice President

Israel Discount Bank of New York
By: /s/ Howard Weinberg
     Name: Howard Weinberg
     Title: Senior Vice President

By: /s/ Tim McCurry
     Name: Tim McCurry
     Title: Assistant Vice President

Schedule 7.1(g)

Intellectual Property Matters

See Attached

Attachment 1 To
Schedule 7.1(g)

JONES APPAREL GROUP FILES $550 MILLION BREACH OF CONTRACT SUIT AGAINST POLO RALPH LAUREN AND FORMER JONES PRESIDENT JACKWYN NEMEROV OVER LAUREN LICENSE

New York, New York -- June 3, 2003 -- Jones Apparel Group, Inc. (NYSE: JNY) announced today that its discussions with Polo Ralph Lauren Corporation (Polo) regarding the interpretation of the Lauren by Ralph Lauren (Lauren) license have reached an impasse and that, as a result, Jones has filed a suit in New York State Supreme Court alleging breach of contract against Polo and its affiliates and former Jones Apparel Group President Jackwyn Nemerov. Jones is asking the Court to enter a judgment for compensatory damages of $550 million as well as punitive damages and to enforce the non-compete and confidentiality clauses in Ms. Nemerov's employment agreement.

The complaint alleges that the defendants embarked on an unlawful plan to take the Lauren license back from the Company by claiming that the license ends at the end of 2003, although Jones believes that under the Lauren agreements Jones owns the exclusive U.S. and Canadian rights to use the Lauren trademark through the end of 2006. The complaint further alleges that Polo embarked on this plan even though it lacks the expertise and resources to design, manufacture, or market the Lauren line. The complaint details that Polo solicited assistance from Ms. Nemerov in order to gain this expertise. Polo is alleged to have induced Ms. Nemerov to breach the confidentiality and non-compete provisions of her employment agreement with the Company, and Ms. Nemerov is alleged to have induced Polo to breach the Lauren agreements, in order to produce future lines of Lauren products. Jones believes that upon leaving the Company in March 2002, Ms. Nemerov took with her confidential Jones information on the Lauren line and then misused this information as a consultant for Polo. A letter of notification was delivered to Ralph Lauren, the Chief Executive Officer of Polo, by Peter Boneparth, the Chief Executive Officer of Jones, and is attached as Exhibit 1.

Jones asserts within the complaint that Polo's actions fully discharge Jones' obligations under the Lauren agreements. Because of the impasse, Jones is not prepared to put product into work for the Lauren line for Spring 2004. The Company will be pursuing other opportunities, both internal brands as well as other licensing options that the Company has previously been precluded from exploring.

The question of when the Lauren license ends originally arose during discussions at the end of 2002 between the companies regarding the extension of the Jones license for Ralph by Ralph Lauren Apparel (Ralph), which will end on December 31, 2003. During the course of the discussions concerning the Ralph brand, Polo asserted that the expiration of the Ralph contract in 2003 will cause the Lauren license to end on December 31, 2003, instead of December 31, 2006. Jones believes that this is an improper interpretation and that the expiration of the Ralph license does not cause the Lauren license to end.

Net sales of Lauren were $548 million and net sales of Ralph were $37 million for the year ended December 31, 2002. As previously reported, terminating the Lauren license at the end of 2003 will have a material adverse impact on Jones' results of operations after 2003. However, it will not materially adversely impact Jones Apparel Group's liquidity, and Jones will continue to have a strong financial position. The expiration of the Ralph license will not be material to Jones Apparel Group in any respect.

The dispute between Jones Apparel Group and Polo does not relate to the Polo Jeans license, and an expiration of the Lauren and the Ralph licenses does not end Jones' longer term Polo Jeans license or otherwise adversely affect the Polo Jeans license in the United States.

The Company will host a conference call to discuss the contents of this release at 1:30 p.m. EDT today, which is accessible by dialing 212-346-7496 or through a webcast at www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

Exhibit 1

June 3, 2003

Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY 10022
Attn: Mr. Ralph Lauren

Dear Ralph:

In your letter of February 11, 2003 you stated Polo's intention not to perform its obligations under the license and design agreements for the Lauren line for the full duration of their effective term, which does not end until December 31, 2006. This repudiation constitutes a material breach of the Lauren agreements. Furthermore, it has come to our attention that Polo has been conspiring with Jackwyn Nemerov, the former President of Jones Apparel, in clear violation of the confidentiality and non-compete provisions of her agreement with Jones, and that Polo tortiously induced Ms. Nemerov's violations.

It is not feasible for Jones to continue the design, manufacture, marketing or sale of Lauren products in light of Polo's material breach. I am therefore writing to notify you that Jones will treat the Lauren agreements as terminated as of December 31, 2003. Because of your repudiation of the agreements, Jones has ceased all work relating to the design, manufacture, marketing or sale of any Lauren products for the Spring 2004 season and will do nothing more with respect to the Spring line.

This is a regrettable but necessary outcome in light of Polo's stated intention not to fulfill its obligations under the Lauren agreements after December 31, 2003 and its tortious interference with Jones's agreement with Ms. Nemerov. Jones intends to pursue vigorously its claims against Polo resulting from your breach and wrongful actions.

Sincerely,

Peter Boneparth

Attachment 2 To
Schedule 7.1(g)

Polo Ralph Lauren to Enforce its Contractual Right to Reclaim Key Licenses from Jones Apparel Group

NEW YORK, Jun 3, 2003 (BUSINESS WIRE) -- Polo Ralph Lauren Corporation (NYSE: RL) today announced it has filed a complaint in the Supreme Court of the State of New York against Jones Apparel Group, Inc seeking among other things an injunction and a declaratory judgment that the Lauren license agreements terminate as of December 31, 2003 pursuant to the express terms of a separate cross-default agreement executed by the parties.

The Cross-Default Agreement executed by the companies on or about May 11, 1998 provides that the "termination or expiration" of any of the Lauren Agreements or Ralph Agreements "shall result in the simultaneous termination or expiration" of all such agreements. Polo Ralph Lauren believes that the Cross-Default Agreement was triggered when Jones failed to meet its minimum aggregate net sales volume for the period of January 1, 2002 to December 31, 2002 required to permit the renewal of the Ralph license agreements. Jones admits that the Ralph license agreement terminate effective December 31, 2003.

Roger Farah, President and Chief Operating Officer of Polo Ralph Lauren, said, "We regret taking this action, but we felt we had no choice but to seek immediate Court relief from what we believe is obstructionist behavior from a business partner that may irreparably damage our brands. We believe that we are well within our legal right to reclaim our licenses. We are confident that the Court will enforce our clear contractual rights enabling us to serve our customers without interruption."

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "RALPH", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more investor information, go to http://investor.polo.com.

Schedule 7.1(n)

No Material Adverse Change

See Schedule 7.1(g)

Schedule 7.1(q)

Litigation

See Schedule 7.1(g)